Exhibit 10.10

Contract No. Borrow 2008 Trade 614001R

Party A Shenzhen Xie Qin Industrial Ltd.
Address 6/F, No. 5 Qiongyu Road, Central Area, Technology Park, Nanshan District, Shenzhen, China
The legal representative Christina Cui   Postcode 518057
Phone 86-755-26612106 Fax 86-755-26612060

Party B Shenzhen Branch, China Construction Bank
Address East Bldg, Financial center, Hongling Road, Luohu District, Shenzhen
The legal representative Tian Hui Yu     Postcode 518010
Phone 0755-82389079       Fax 0755-82389543

Party A applied for a trade financing loan (“loan”) from Party B, and Party A met the conditions required by Party B, Party B agreed to provide a trade financing loan for Party A. To make clear the rights and obligations of both parties, Party A and Party B agreed on the following terms and conditions in accordance with relevant laws and regulations:

1	Trade Financing Loan
Party B provides Party A with a trade financing loan under certain conditions. There are no restrictions on application time and amount (unless otherwise agreed) during the term of the trade financing loan, as long as the applied for amount is within the total amount of the loan.

2	Trade Financing Loan Type and Amount
Party B agreed to provide Party A with a maximum trade financing loan of RMB 22million, which includes the following items:
2.1	Party A may issue a Sight L/C (Party B has the goods control) of RMB 22million
2.2	Party A may issue a Sight L/C (Party B does not have the goods control) of RMB 22million
2.3	Party A may issue a Usance L/C (Within 90 days) of RMB 22million
2.4	L/C T/R loan may be RMB 22million

3	Term of the Trade Financing Loan
3.1	The term of the trade financing loan starts on August 22, 2008, and ends on August 21, 2009.
3.2	When the term ends, the loan terminates automatically, and the unused loan will expire.
3.3
Party A shall repay all outstanding amounts on the loan during the term of this contract, whether or not the term ends. Party B shall fulfill the approval procedures for applications that are submitted during the term in accordance with the contract, attachments and other relevant legal documents. The ending of the term does not affect the claims and debts.

4	Interest and Fees
4.1
The starting date, due date, amount, interest rate, interest-bearing manner, interest settlement, types of fees, fee rates, the calculation method of fees, and fee payments of the trade financing loan under this contract shall be in compliance with legal documents. If the two parties cannot reach an agreement on above items, Party B has the right to reject the application for the trade financing loan.

LIBOR refers to the interbank rates published by the British Bankers' Association on 11AM (London time), 2 working days before the financing day or the rates adjustment day.

HIBOR refers to the interbank rates published by the Hong Kong Association of Banks on 11AM (Hong Kong time), 2 working days before the financing day or the rates adjustment day.

4.2	Fees that Party A shall pay Party B include:
4.2.1	Actual cost paid by Party B for processing each financing under the loan.
4.2.2	Fees paid by Party B to recourse letters of credit, bills, guaranteed money under the loan.
4.2.3	Other fees agreed by both parties.

5	Use of the Trade Financing Loan
5.1	Within the term and amount of the loan, Party A may apply for financing by written application successively, Party B shall provide trade financing loans to Party A successively after approval.
5.2	Party B is obligated to provide trade financing loan to Party A if all of the following conditions are met:
5.2.1	Party A finished the approval process, registration, delivery, insurance and other legal procedures in accordance with the provisions and regulations of relevant laws.
5.2.2	The guarantee required by Party B has come into force.
5.2.3	Party A does not violate any of the provisions in this contract.
5.2.4	Party A has paid off management fees of trade financing loans in compliance with this contract.
5.2.5	Party A has provided all documents required by Party B.
5.2.6	Party A has gotten the approval from Party B on the trade financing loan application.

5.3
During the term of the trade financing loan, the sum of the amounts of the loans outstanding and the amount of the loan being applied for shall be within the total amount of the loan. For each financing project under the loan, the sum of the amounts used by all projects and the amount for the new project shall be within the total amount of that financing project.

6	Legal documents
6.1
Party A shall sign the following contracts with Party B when applying for the trade financing loan; those documents are integral parts of the contract and they are binding on both parties. Both parties shall chop on those documents, and neither party shall challenge the legal validity for the reason that there are no signatures on those documents.

6.1.1	Special agreements on the trade financing loan
Attachment #1: Special agreement on the Issue of Letter of Credit

Attachment #2: Special agreement on Trust Receipt
Attachment #3: Special agreement on Delivery Against Bank Guarantee
Attachment #4: Special agreement on Packing Credit
Attachment #5: Special agreement on Outward Documentary
Attachment #6: Special agreement on Export Negotiation
Attachment #7: Special agreement on Export Collection Loan
Attachment #8: Special agreement on Usance Bill Discount

6.2	When applying for the trade financing loan, Party A shall submit the following applications:
(Approved Applications are integral parts to this contract and attachments, and they are binding on both parties.)
6.2.1	Applications for issuing L/C
6.2.2	Applications for Trust Receipt Loan
6.2.3	Applications for Delivery Against Bank Guarantee
6.2.4	Applications for Packing Credit
6.2.5	Applications for Outward Documentary
6.2.6	Applications for Export Negotiation
6.2.7	Applications for Export Collection Loan
6.2.8	Applications for Usance Bill Discount

6.3
When Party A applies for a Usance Credit, a Sight Credit (under which Party B has no goods control), a Delivery Against Bank Guarantee or a Trust Receipt loan, Party A shall also submit a Trust Receipt.

7	Rights and Obligations
7.1
Party A has the right to request Party B not to disclose any trade secrets on corporate information or business operations, unless the disclosure is required by rules and regulations，or otherwise agreed by the two parties.

7.2
Party A shall provide statistical reports, accounting statements, business operation information under the requirement of Party B, and Party A shall guarantee the authenticity, integrity and effectiveness for what he provided. If Party A is a group company, Party A shall provide a timely report on transactions whose amount is above 10% of the net assets. The report shall include: (1) relationships between the transaction parties; (2) transaction items and the nature of the transaction; (3) transaction amount and corresponding proportion; (4) pricing policies (including transactions which are not money related or are just a token payment).

7.3	Party A shall actively cooperate with Party B to inspect and supervise the business operation, financial activities, and the use of trade financing loan under this contract.
7.4	Party B has the right to adjust or terminate the trade financing loan when Party B notices that operational changes have occurred that will affect the business operations of Party A.
7.5
Party A shall open a RMB or foreign currency account at China Construction Bank, and shall authorize Party B to process export settlement, financing business for import and export, and other bank operations.

7.6	Party A shall use the trade financing loan for the purpose agreed by both parties.
7.7	Party A shall pay off debts within the time agreed by both parties.

7.8
Party A shall take the risk on exchange rate. When the total amount of the trade financing loan used may be or has been greater than the agreed amount due to the risk of exchange rate, Party A shall provide recognized guarantee after receiving a notice from Party B.  When the total used trade financing loan may be or has been greater than the agreed amount due to the change of exchange rate, Party B has the right to terminate the trade financing loan.

7.9
Party A shall not surreptitiously withdraw funds, transfer capital or use associated transactions to evade the debt to Party B. Party A shall not use false contracts, false notes receivable, false account receivable to discount or pledge to the bank, taking bank funds or credit.

7.10
Party A shall immediately inform Party B by written notice when there are industrial and commercial registration changes on corporate name, legal representative (person in charge), address, business scope, registered capital or the corporate constitution.

7.11	Party A shall guarantee that Party A shall not sign any contracts, which are detrimental to the rights and interests of Party B with a third party.
7.12	During the contract until all outstanding debt has been repaid, without the written consent of Party B, Party A shall not provide a guarantee for any third party.
7.13	Party A shall take liability for any loss of Party B caused by the violation of this contract by Party A, or by a third party,.

8	Liabilities and Remedial Measures
8.1	Breach of Contract and Liabilities by Party B
8.1.1	If Party B violates this contract, attachments, or approved applications, Party A may require Party B to fulfill its obligations according to the contract;
8.1.2	If Party B charges Party A any interest or fee, which is prohibited according to laws and regulations, Party A has the right to request a refund from Party B.
8.2	Breach of Contract by Party A shall mean:
8.2.1	Party A violates this contract, attachments, or any approved application, or any statutory duty;
8.2.2	Party A makes it clear that Party A shall not fulfill this contract, attachments, or any obligations under approved applications.
8.3	Situations That Are Detrimental to the rights of Party B
8.3.1
Situations that are detrimental to the rights of Party B include: contracting, takeover, leasing, joint-stock reforming, registered capital reduction, investing, affiliation, merging, acquisition, restructuring, separation, equity participation, business rectification, applying for dissolution, applying for bankruptcy, changing of the controlling shareholder, significant changes to assets, shutting down of production or business, taking heavy fines, suspension of business registration, revocation of business license, involvement in major lawsuits, having serious difficulties in production and operation, financial deterioration, the legal representative or the primary responsible person can not perform their duties.

8.3.2
Situations that are detrimental to the rights of Party B include: Party A does not pay off other mature debts (including debts to other branches of China Construction Bank or a third-party), or transfers property at a low price, or abates a debt, or delays in exercising other rights, or offers a guarantee for a third-party.

8.3.3	Party A abuses the independent status of its legal representative, or limited liability for shareholders to avoid debts, which are detrimental to the rights of Party B.
8.3.4	Party A does not meet any of the prerequisites stipulated in this contract, attachments, or other agreements under trade financing loan.

8.3.5	Any of the following situations related to the guarantor shall be considered as detrimental to the rights of Party B:
8.3.5.1	Violates any provisions under the guarantee contract, or makes untrue, false, or incomplete representations and warranties.
8.3.5.2
The competency of the guarantor is negatively affected by the following situations:  contracting, takeover, leasing, joint-stock reforming, registered capital reduction, investing, affiliation, merging, acquisition, restructuring, separation, equity participation, business rectification, applying for dissolution, applying for bankruptcy, changing of the controlling shareholder, significant changes to assets, shutting down of production or business, taking heavy fines, suspension of business registration, revoking the license, involving in major lawsuits, having serious difficulties in production and operation, financial deterioration, the legal representative or the primary responsibility can not perform their duties.

8.3.5.3	Other circumstances that may cause the loss or potential loss of the guarantee ability.
8.3.6	Any of the following situations relates to the mortgage or pledge shall be considered as detrimental to the rights of Party B:
8.3.6.1	Value of mortgage or pledge decreases because of national government collection, confiscation, expropriation, free-charge recover, demolition, changes in market conditions or any other reason;
8.3.6.2	Mortgage or pledge is seized, detained, frozen, deducted, confined, sold at auction, supervised by an administration, or under ownership dispute;
8.3.6.3	The mortgagor of pledgor violates any provisions under the mortgage or pledge contract, or makes untrue, false, incomplete representations and warranties.
8.3.6.4	Other circumstances that may be detrimental to the mortgage or pledge right of Party B.
8.3.7
Any of the following situations shall be considered as detrimental to the rights of Party B: guarantee is not established, or does not come into effect, or is revoked, or is relieved, or the guarantor violates the contract or makes it clear he will not to fulfill the guarantee responsibilities, or the guarantor loses some or all of the guarantee capabilities, or the value of the collateral is reduced or other circumstances.

8.4	Remedial Measures
Party B has the right to exercise one or more of the following measures when the circumstances of above Chapter 8.2 or 8.3 happen:
8.4.1	Party B shall adjust or terminate the trade financing loan or a single financing under the trade financing loan.
8.4.2	Party B shall terminate all the contracts and attachments, and request an immediate pay off on mature or undue principal, interest, and fees.
8.4.3	Party B shall charge defaut interest and compound interest.
8.4.4	Party B shall exercise the guarantee right.
8.4.5	Other remedial measures, include but are not limit to:
8.4.5.1	Recover money from the bank account of Party A at China Construction Bank, without advance notice to Party A;
8.4.5.2	Require Party A to provide a new recognized guarantee for the contract and attachments.
8.4.5.3	Terminate the contract and attachments.
8.4.5.4	Other remedial measures stipulated in attachments.

9	Miscellaneous clause
9.1	Fees payment
Fees under the contract such as retaining fee, insurance, evaluation fee, registration fee, custody fee, identification fee, and notary fee shall be paid by Party A, except as otherwise agreed.

Fees charged on Party B for carrying out the rights as the creditor (including but not limited to: legal expenses, arbitration fees, property preservation fees, travel expenses, implementation costs, evaluation fees, auction fees, notary fees, delivery fees, advertising costs, retaining fees) shall be paid by Party A.

9.2	The Use of Information
Party A authorizes Party B to check the credit status of Party A from the credit database, which is created under the permission of the People's Bank of China and the credit department. And Party A authorizes Party B to submit credit status of Party A to the database. In addition, Party A authorizes Party B to reasonably use and disclose information of Party A for business use.

9.3	Collection Notice
If Party A defaults on the outstanding loan principal and interest, or breaches this contract, Party B has the right to inform relevant departments or units, and carry out collection notices through public media.

9.4	Evidential Effects of Records of Party B
Unless there is reliable evidence to the contrary, all records of Party B, which include records of principal, interest, fees, and receipts of repayment, withdrawals, interest payments, and other collection notices and warranties, shall determine the debtor creditor relationship. Party A shall not challenge the legal validity for the reason that those records are unilaterally produced or retained by Party B.

9.5	Reservation of Right
Rights of Party B under this contract shall not exclude any other right in accordance with laws and regulations and other contracts. Any act of tolerance, grace period, concessions or delay of the exercise of the provisions of this contract following Party A’s violation can not be considered that Party B gives up its rights and interests under this contract, nor that Party B permits or approves of such violation. Moreover, there shall be no restrictions to prevent or impede Party B from exercising other rights, and any act of tolerance, grace period, concessions or delay of the exercise of the provisions of this contract does not obligate Party B to future acts of this kind toward Party A.

9.6
If there is other debt in addition to the debt under this contract, Party B has the right to recover money from the bank account of Party A in China Construction Bank to pay any of the mature debt. Party A agrees not to raise any objections.

9.7	Party A shall inform Party B by written notice of address or contact information changes, any loss caused by deferred notice shall be taken by Party A.

9.8	Charge of Accounts Receivable
9.8.1
For all accounts receivable under this contract, Party B has the right to recover money from the bank account of Party A in China Construction Bank, without advance notice to Party A. When the foreign exchange settlement and foreign exchange trading procedures are required, Party A shall cooperate with Party B, and Party A shall take the exchange rate risk.

9.9	Dispute settlement methods

During the term of the contract, all controversy and dispute shall be dealt with through negotiation. If the two parties are unable to reach an agreement, either Party can institute legal proceedings in the People’s Court at the place of Party B.

  In the litigation or arbitration, terms or conditions that are not controversial shall continue to be fulfilled.
9.10	Effective conditions of the contract
  This contract shall enter into force after the legal representative (primary person responsible) or authorized person of both parties sign and chop on the contract.
9.11	This Agreement will be executed in quadruplication.
9.12	Other issues agreed:
9.12.1	Deposit for each L/C shall be 30% of the issued amount.
9.12.2
The credit shall be granted only when Party A purchases electronic components for: Fen Lang Technology Shanghai Ltd., Heli Runxin Technology Beijing Co., Ltd., Xinjunlong Technology Beijing Co., Ltd., Hangzhou Jinling Technology Ltd., and beneficiaries of the letter of credit shall be world-renowned electronic component suppliers.

9.13
All the legal documents under this contract (including but are not limited to: attachments, applications, agreements, documents, warranties or the like) are an integral part of this contract to specify rights and liabilities of both parties.

10	Bank In Charge
Party B authorizes Cheng Dong Branch of CCB as the bank in charge. After the entry into force of this contract, Cheng Dong Branch has the right to perform the contract (in whole or in part), debt collection, litigation or arbitration, implementation, and chop on related materials or documents.

11	Acknowledgements
11.1	Party A is well aware of the business line and authorization of Party B.
11.2	Party A has read through this contract. Party B has made explanations on corresponding provisions. Party A is well aware of meanings of the contract, and the legal consequences.
11.3
Party A signs and performs it obligations under this contract in line with laws, regulations, and corporate constitutions, and Party A gets the authorization or approval from the corporate authority or state authority.

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